(Registration Statement No. 333-234311
Filed Pursuant to Rule 433
Supplementing the Preliminary
Prospectus Supplement
Dated May 10, 2021
(To Prospectus dated October 24, 2019)

Pricing Term Sheet

Fixed-Rate Notes due 2030

The information in this pricing term sheet relates only to the offering of euro-denominated notes (the “Euro Notes Offering”) and should be read together with (i) the preliminary prospectus supplement dated May 10, 2021 relating to the Euro Notes Offering, filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, including the documents incorporated by reference therein, and (ii) the related base prospectus dated October 24, 2019, which forms a part of Registration Statement No. 333-234311.

Issuer:	The Coca-Cola Company

Security:	0.400% notes due 2030

Offering Format:	SEC Registered

Principal Amount:	€150,000,000[1]

Maturity Date:	May 6, 2030

Spread to Mid-Swap Yield:	+38bps

Mid-Swap Yield:	0.046%

Yield to Maturity:	0.426%

Coupon:	0.400% per year

Interest Payment Dates:	Annually on May 6, commencing on May 6, 2022

Price to Public:	99.772% of principal amount[2]

Underwriting Discounts:	0.440% of principal amount

Proceeds to Issuer:	99.332% of principal amount[2]

Benchmark Security:	DBR 0.000% due February 15, 2030

Benchmark Security Yield:	-0.299%

Benchmark Security Price:	102.661

Spread to Benchmark Security:	+72.5 bps

[1]	The Notes will be identical to the terms of, and will be part of the same series as, the €500,000,000 aggregate principal amount of the 0.400% Notes due 2030 issued by The Coca-Cola Company on May 6, 2021. Upon settlement, the outstanding aggregate principal amount of the 0.400% Notes due 2030, including the Notes, will be €650,000,000.
[2]	Plus accrued interest of €18,082.19 from and including May 6, 2021 but excluding the Settlement Date.

Make-Whole Call:	Bund +15 bps

Use of Proceeds:	We expect to use the net proceeds from the offering for general corporate purposes, which may include working capital, capital expenditures and redemption and repayment of short-term or long-term borrowings. Pending application of the net proceeds, we may temporarily invest the net proceeds in short-term marketable securities.

Day Count Convention:	Actual / Actual (ICMA)

Trade Date:	May 10, 2021

Settlement Date*:	May 17, 2021

Listing:	The Coca-Cola Company intends to apply to list the notes on the New York Stock Exchange.

ISIN / Common Code / CUSIP:	XS2339398971 / 233939897 / 191216 DM9

Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

Expected Ratings**:	A1 by Moody’s Investors Service, Inc. A+ by Standard & Poor’s Ratings Services

MiFID II Target Market and PRIIPS and UK MiFIR and UK PRIIPs:

MiFID II professionals/ECPs-only / No PRIIPs KID – Manufacturer target market (MiFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as not available to retail in EEA.

UK MiFIR professionals/ECPs-only / No UK PRIIPs KID – Manufacturer target market (UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as not available to retail in UK.

Book-Running Manager:	J.P. Morgan Securities plc

Stabilization:	Stabilization/FCA

*Note: Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next two succeeding business days will be required to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement.

**Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities plc collect at +44-2007-134-2468.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.